Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS FOURTH QUARTER RESULTS

Results Driven by Exit from Merchant Plants and Related Impairment Charges

TAMPA, February 9, 2004 — TECO Energy, Inc. (NYSE:TE) today reported a fourth-quarter loss of $825.2 million, compared with net income of $50.1 million in the fourth quarter of 2002. The loss on a per-share basis was $4.39, compared with earnings per share of $0.29 for the same period in 2002. The fourth-quarter loss from continuing operations was $38.6 million, compared with net income from continuing operations of $26.1 million for the same period in 2002. On a per-share basis, the loss from continuing operations was $0.20 for the quarter, compared with earnings-per-share of $0.15 in the 2002 period. Discontinued operations in the quarter reflect the results from the Union and Gila power stations, including valuation adjustments which resulted in a write-off of the full equity investment in the plants taken in the fourth quarter, as well as results from TECO Gas Services, the business of which was sold, and Prior Energy, which is in the process of being sold. The number of common shares outstanding was 10 percent higher for the quarter than for the same period in 2002.

Results for the quarter were driven by a $762.0-million after-tax valuation adjustment for previous investments in the Union and Gila River power stations which includes the adjustment to the asset values, the expensing of a major portion of the project companies’ interest rate hedge and a valuation allowance for certain state tax benefits. The results for the Union and Gila River projects are now reported as discontinued operations. The company’s decision to exit ownership of these two power projects was discussed in a release issued on Feb. 5, 2003.

TECO Energy Chairman and CEO Robert Fagan said, “Last Thursday we announced a dramatic step to reduce risk and uncertainty, and our financial results reflect that step. While the write-offs and the financial performance of the Union and Gila River plants resulted in large losses for both the quarter and the year, our decision to exit these two plants will make our results more predictable as we move forward, focused on our core Florida utility operations.”

Fagan went on to say, “We are making progress on our plan to transfer the ownership of these plants to the lending bank group. This is not a simple process, but successful completion of this transaction will be a major focus for us in 2004.”

Financial results for the quarter also included:

•	A $22.2-million after-tax write-off of steam turbines and project development costs for cancelled independent power projects;

•	Recognition of $21.5 million of the previously deferred $28.5 million Section 29 tax credits related to the production of synthetic fuel which resulted in a $7.0 million charge for tax credits at TECO Coal that could not be recognized due to taxable income limitations;

•	A $20.7-million after-tax adjustment at TECO Solutions for goodwill impairments under Financial Accounting Standard (FAS) 142 Goodwill and Other Intangible Assets and project development cost write-offs at the energy services companies;

•	An $8.3-million after-tax restructuring charge for the corporate realignment to focus on the core utility operations;

•	A $2.7-million negative valuation adjustment to certain foreign tax credits; and

•	A $3.2-million after-tax charge associated with the accounting treatment of the Hamakua Power Station required under FIN 46 and $0.8 million of additional costs associated with the TMDP arbitration reserve for the Commonwealth Chesapeake Power Station.

Year-to-Date Results

The year-to-date loss was $909.4 million, compared with net income of $330.1 million in 2002. The loss on a per-share basis was $5.05, compared to earnings of $2.15 per share in 2002. The year-to-date loss from continuing operations was $58.3 million compared with net income from continuing operations of $268.1 million in 2002. The loss on a per-share basis was $0.32, compared to earnings-per-share of $1.75 in 2002. Discontinued operations which include the Union and Gila River power stations, TECO Coalbed Methane, Hardee Power Partners, Prior Energy and TECO Gas Services, resulted in a loss for the year of $846.8 million, or a loss of $4.71 on a per-share basis, compared to net income of $62.0 million or $0.40 on a per-share basis in 2002. Average shares outstanding for the year were 17 percent higher than for the same period in 2002.

In addition to the fourth-quarter factors outlined above, year-to-date results also include:

•	An after-tax charge of $6.9 million from the corporate restructuring announced September 2;

•	A $25.9-million after-tax charge associated with the recognition of a reserve for an arbitration award against a TECO Wholesale Generation (formerly TECO Power Services) subsidiary, TMDP, related to its indirect ownership interest of the Commonwealth Chesapeake Power Station;

•	A $4.3-million after-tax charge for the cumulative effect of accounting changes to reflect the implementation of FAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, and the adoption of FAS 143, Accounting for Asset Retirement Obligations;

•	After-tax charges of $94.7-million for accounting charges related to the Panda partnership termination and resulting consolidation of Panda Energy’s interest in the Union and Gila River power stations in the second quarter which is now included in discontinued operations;

•	After-tax charges of $61.2-million for goodwill impairments required under FAS 142, for the Frontera and Commonwealth Chesapeake power stations in the second quarter;

•	A $64.2-million after-tax write-off in the first quarter related to turbine purchase cancellations;

•	A $34.6-million after-tax gain on the sale of the Hardee Power Station; and

•	A $23.1-million after-tax gain from discontinued operations, primarily from the completion of the sale of TECO Coalbed Methane in the first quarter.

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Non-GAAP Earnings

Fourth-quarter net income from continuing operations, excluding the charges identified in the following table, was $26.3 million, compared to $59.8 million for the 2002 period. In 2003, net income from continuing operations, excluding charges, was $164.8 million, compared with $305.7 million for 2002.

The table below reconciles quarterly and year-to-date net income after elimination of the charges referred to above. Management believes that this non-GAAP presentation provides useful supplemental information by providing a measure that is more closely related to the company’s ongoing operations.

Net Income Reconciliation:

($ millions)	Three months ended Dec. 31		Twelve months ended Dec. 31
	2003	2002	2003	2002
GAAP net income (loss)	$(825.2)	$50.1	$(909.4)	$330.1

Add change in accounting	—	—	4.3	—
Exclude discontinued operations	786.6	24.0	846.8	62.0

GAAP net income (loss) from continuing operations	$(38.6)	$26.1	$(58.3)	$268.1
Add unutilized tax credits	9.7	—	9.7	—
Add TWG cancelled project write-offs	9.0	—	9.0	—
Add TECO Solutions valuation	7.9	—	7.9	—
Add corporate restructuring costs	8.3	7.0	15.2	10.9
Add TMDP arbitration reserve	0.8	—	26.7	—
Add 2002 debt extinguishment costs	—	20.9	—	20.9
Add Hamakua FIN 46 accounting	3.2	—	3.2	—
Add 2002 ECKG valuation adjustment	—	5.8	—	5.8
Add FAS 142 adjustments	12.8	—	74.0	—
Add turbine write-offs	13.2	—	77.4	—

Non-GAAP net income from continuing operations (1)(2)	$26.3	$59.8	$164.8	$305.7

(1)	Excludes adoption of FAS 143, FAS 142 adjustments and items noted in table above.
(2)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flow that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure GAAP so calculated and presented.

Discontinued Operations

Discontinued operations for the year include the operational losses and charges for the Union and Gila River power stations; a partial year of operations and the sale of Hardee Power Partners and TECO Gas Services, the gain on the final installment for the sale of the coalbed methane gas production assets in the first quarter, and a full year of operations at Prior Energy.

The fourth-quarter loss from discontinued operations was $786.6 million, reflecting the $762.0-million in after-tax impairment charges for the Union and Gila River power stations and their operating losses partially offset by the operating results at Prior Energy. The year-to-date loss from discontinued operations of $846.8 million reflects the results from the Union and Gila River power plants, partially offset by the $34.6-million after-tax gain on the Hardee Power Partners sale, net income of $5.0 million from Prior Energy and TECO Gas Services and a $23.5-million after-tax gain on the final installment of the TECO Coalbed Methane sale received in January 2003.

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Segment Reporting:

As part of its renewed focus on its utility operations, TECO Energy has revised its internal reporting for management and decision-making purposes. It is now focused on the results and performance of its unregulated power investments as two separate components—merchant and non-merchant. These investments were formerly reported together with the TECO Power Services (TPS) segment. Going forward the TPS segment will be replaced by TECO Wholesale Generation (TWG) which will include the results of operations for the remaining merchant facilities including Frontera, Commonwealth Chesapeake, Dell and McAdams, as well as the equity investment in the Odessa and Guadelupe power plants or TIE plants, and TECO EnergySource (TES), the energy marketing operation for the merchant plants. The non-merchant component of the former TPS segment is comprised of the interests in the Hamakua Power Station in Hawaii and the Guatemalan operations which includes the San José and Alborada power stations and the company’s minority interest in the Guatemalan distribution utility EEGSA. The non-merchant results are now included with Other Unregulated Companies.

Results for each unregulated business segment include internally allocated interest expenses. Interest is not, however, allocated to discontinued operations but remains at the TECO Energy parent level.

Operating Results:

Segment Information

(in millions)	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
	2003	2002	2003	2002
Net Income (loss) Summary
Tampa Electric(1)	$15.1	$27.3	$98.9	$171.8
Peoples Gas System	4.9	6.9	24.5	24.2

Total regulated	20.0	34.2	123.4	196.0

TECO Wholesale Generation	$(27.5)	$(8.2)	$(147.6)	$(7.9)
TECO Transport(2)	2.9	5.2	15.3	21.0
TECO Coal(2)	12.2	17.6	77.1	76.4
Other Unregulated Companies	(46.5)	(2.3)	(49.0)	18.8
Parent/other(3) (4)	0.3	(20.4)	(77.5)	(36.2)

Total unregulated	(58.6)	(8.1)	(181.7)	72.1
Net income from continuing operations before cumulative effect of an accounting change	(38.6)	26.1	(58.3)	268.1
Discontinued operations	(786.6)	24.0	(846.8)	62.0
Cumulative effect of an accounting change	—	—	(4.3)	—

Total net income (loss)	$(825.2)	$50.1	$(909.4)	$330.1

1)	Includes the effects of charges related to turbine purchase cancellations in the first quarter.
2)	Excludes charges related to the adoption of FAS 143.
3)	Includes the effects of the deferred tax credit recognition.
4)	Interest expense that was previously internally allocated to the Union and Gila River power stations is now reflected as a TECO Energy parent company expense. This is $7.8 million and $25.5 million for the quarter and year-to-date periods, respectively.

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Tampa Electric

Tampa Electric’s net income for the fourth quarter was $15.1 million, compared with $27.3 million for the same period in 2002, due primarily to a $5.1 million after-tax charge to reflect operations and maintenance expenses related to the Gannon Station shutdown that were disallowed by the Florida Public Service Commission in the November 2003 fuel adjustment hearings; lower wholesale power sales due to the expiration of the contract with Hardee Power Partners on Dec. 31, 2002; lower earnings from the equity component of AFUDC (which represents allowed equity cost capitalized to construction costs); higher depreciation and interest expense; and lower operations and maintenance expenses. The lower AFUDC equity earnings were driven primarily by the Gannon/Bayside repowering project, for which AFUDC equity earnings decreased to $4.1 million for the quarter, down from $8.0 million for the same period in 2002, reflecting the commercial operation of Bayside Unit 1 in April 2003. Depreciation expense increased reflecting accelerated depreciation on the Gannon coal assets which ceased operation in 2003; the April in-service of Bayside Unit 1; and normal electric plant additions to support customer growth, partially offset by the retirement of the Hookers Point and Dinner Lake power stations. Lower operations and maintenance expenses for the quarter reflected lower generating unit expenses. Tampa Electric recorded a $4.7-million after-tax charge in the fourth quarter for costs associated with the corporate restructuring announced on Sept. 2, 2003.

Retail energy sales were unchanged from last year, as average customer growth of 2.5 percent was more than offset by decreased sales to industrial phosphate customers. Total degree-days in the quarter were slightly above 2002 levels and 3.1 percent above normal.

Tampa Electric’s year-to-date net income, excluding the $48.9-million charge recorded in the first quarter related to turbine purchase cancellations, was $147.8 million, compared to $171.8 million in 2002. The equity component of AFUDC decreased to $19.8 million, down from $25.0 million for the same period in 2002, reflecting the commercial operation of Bayside Unit 1 in April 2003. Depreciation expense for the year increased by $20.7 million, and non-fuel operations and maintenance expense decreased by $27.3 million due to lower expenditures on generating units. Results for the year include a $6.1 million in after-tax restructuring charges, compared to a $10.3 million after-tax charge related to staffing reduction programs in 2002, and a $5.1 million after-tax disallowance of Gannon Station operations and maintenance expenses in the fourth quarter. Interest expense increased $31 million, reflecting higher debt balances associated with the completion of Tampa Electric’s major construction program. Tampa Electric’s year-to-date net income, including the turbine purchase cancellation charge, was $98.9 million.

These results also reflect average customer growth of 2.5 percent and 1.8 percent higher retail energy sales. Total heating and cooling degree-days were 4.4 percent above normal due to colder-than-normal winter weather, but 1.8 percent lower than 2002, due to mild summer weather in 2003.

Peoples Gas

Peoples Gas System reported net income of $4.9 million for the quarter, compared with $6.9 million in the same period in 2002. Quarterly results reflected customer growth of 5.2 percent, offset by a $1.5-million after-tax restructuring charge. Higher gas prices resulted in decreased sales of low-margin transportation service for interruptible customers and electric power generators. These customers are sensitive to the commodity price of gas, and many have the ability to switch to alternative fuels or to simply alter consumption patterns.

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Year-to-date net income was $24.5 million, compared with $24.2 million for the same period in 2002. Customer growth of 5.2 percent, favorable winter weather in the first quarter and a base rate increase effective in January 2003 contributed to these results. Volumes were lower for the lower-margin transportation service for interruptible customers and electric power generators, primarily due to higher gas prices.

TECO Wholesale Generation (formerly TECO Power Services)

TECO Wholesale Generation’s (TWG) portfolio has been redefined for segment reporting purposes as discussed previously.

TWG recorded a fourth-quarter loss of $27.5 million, compared with a loss of $8.2 million for the same period in 2002. The lower results reflect losses at the Frontera Station, which no longer has a reliability-must-run contract as it did in the fourth quarter of 2002, and the end of interest income from the loans to Panda related to the TIE projects. Fourth quarter results in 2002 included a $5.8-million after-tax charge related to a valuation adjustment for the Czech Republic assets, which were sold in early 2003. Interest expense also increased due to the cessation of capitalized interest on the suspended Dell and McAdams power stations.

TWG recorded a year-to-date loss of $147.6 million, compared with a loss of $7.9 million for the same period in 2002. The loss reflects the factors previously discussed for the quarter as well as a $25.9-million after-tax charge associated with the recognition of a reserve for an arbitration award against TMDP, the indirect owner of the Commonwealth Chesapeake Power Station; and a $61.2-million after-tax charge for goodwill impairments required under FAS 142, Goodwill and Other Intangible Assets, for the Frontera and Commonwealth Chesapeake power stations.

TECO Transport

TECO Transport recorded net income of $2.9 million in the fourth quarter, compared with $5.2 million for the same period last year. These results reflect lower Tampa Electric volumes as a result of the Bayside repowering, as well as higher labor and repair costs, a $1.0-million after-tax restructuring charge at TECO Bulk Terminal and a $1.5-million after-tax gain on the disposition of scrap river barges and oceangoing equipment no longer in service.

Year-to-date net income was $15.3 million, excluding a $0.8-million after-tax charge due to the adoption of FAS 143, compared to $21.0 million for the same period in 2002. Year-to-date results were driven by the same factors as in the fourth quarter, weak pricing and lower northbound river shipments. Year-to-date results include an after-tax gain of $3.5 million on the disposition of equipment.

TECO Coal

TECO Coal achieved fourth-quarter net income of $12.2 million, compared to $17.6 million reported in the same period in 2002. Results for the quarter were driven primarily by the write-off of $7.0 million of Section 29 tax credits and lower volumes for conventional metallurgical and steam coals, which were partially offset by the production and sales of higher volumes of synthetic fuel. The write-off of tax credits is due to production of synfuel that was in excess of the company’s level of taxable income, given the rules that require a taxpayer have sufficient taxable income to use the credits. These results also reflect the effect of the sale of the 49 percent interest in the synfuel facilities to a third party.

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Year-to-date net income was $77.1 million, excluding a $0.3-million after-tax charge due to the adoption of FAS 143, compared with $76.4 million reported in 2002. Results were driven primarily by lower volumes and prices for conventional coals and higher mining costs due to the use of marginal coals for the production of synfuel, which were more than offset by higher volumes of synthetic fuel and the sale of a 49 percent interest in the synfuel production facilities.

Other Unregulated Companies

TECO Energy’s other unregulated companies, which now include the Guatemalan and Hamakua non-merchant power investments of TWG, recorded a loss of $46.5 million for the fourth quarter, primarily due to valuation adjustments and goodwill write-offs at the energy services companies, compared to a net loss of $2.3 million for the same period in 2002. The year-to-date loss was $49.0 million, compared with net income of $18.8 million for the same period in 2002.

The non-merchant portfolio recorded a fourth quarter net loss of $23.9 million, compared to a net loss of $4.6 million for the same period in 2002. The non-merchant results included continued strong earnings at the Guatemalan distribution operations, more than offset by the effects of $28.6 million of charges primarily for the end of project development at TWG, a planned outage at the San José Station and an accounting adjustment at the Hamakua Plant. The year-to-date loss was $21.6 million, compared to net income of $16.2 million for the same period in 2002. The non-merchant results included continued strong earnings at the Guatemalan operations, more than offset by the effects of $46.3 million of charges for items such as restructuring, project cancellation charges and turbine purchase cancellations, previously discussed. The non-merchant operations net income was $4.7 million and $24.7 million for 2003’s fourth quarter and year-to-date periods, respectively, excluding all charges. Non-merchant results include internally allocated interest which was $2.3 million and $8.2 million for 2003’s fourth quarter and year-to-date periods, respectively.

Non-operating Items Affecting Net Income

Results for the quarter and year-to-date periods include the non-operating items and charges detailed above. The reversal of $21.5 million of previously deferred Section 29 tax credits is reported at the parent company for segment reporting purposes.

Interest expense increased due to decreased interest expense credit for AFUDC borrowed funds at Tampa Electric; cessation of capitalizing interest on the Dell and McAdams power stations where construction was suspended at the end of 2002; and higher overall levels of debt in support of TECO Energy’s capital investment program. Interest expense was reduced in the fourth quarter in 2002 by a refund and a reversal of interest expense related to prior-year tax deficiencies previously recorded at Tampa Electric and TECO Energy based on an Internal Revenue Service tax settlement.

Liquidity

TECO Energy consolidated cash and cash equivalents, excluding all restricted cash, totaled $108.2 million at Dec. 31, 2003. Restricted cash of $51.4 million includes $15.4 million held in escrow related to the sale of the 49 percent interest in the synthetic coal production facilities due to TECO Energy’s current credit rating and cash held in escrow pending completion of certain conditions on the Hardee Power Partners sale. The final $29 million of proceeds from the sale of Hardee Power Partners is expected to be released from escrow in February.

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In addition, at Dec. 31, 2003, availability under bank credit facilities totaled $590.1 million, net of letters of credit of $109.9 million outstanding under these facilities. Therefore, total liquidity, cash plus credit facilities, totaled $698.3 million, including $280.6 million at Tampa Electric, at the end of the fourth quarter.

TECO Energy is a diversified energy-related holding company headquartered in Tampa. Its principal businesses are Tampa Electric, Peoples Gas System, TECO Wholesale Generation, TECO Transport, TECO Coal and TECO Solutions. Additional information on the company is available on its website www.tecoenergy.com

Note: This press release may be deemed to contain forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could impact actual results include the company’s ability to successfully transfer its ownership in the Union and Gila River power stations. Additional information is contained under “Investment Considerations” in the company’s Annual Report on Form 10-K for the period ended December 31, 2002 and under “Risk Factors” in the company’s prospectus supplement filed with the Securities and Exchange Commission on September 11, 2003.

Contact:	News Media: Laura Plumb – (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

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(millions except per share amounts)	Three Months Ended		Twelve Months Ended
	2003	2002	2003	2002
Revenues	$632.9	$657.1	$2,717.5	$2,635.9

Net income (loss) from continuing operations	$(38.6)	$26.1	$(58.3)	$268.1
Net income (loss) from discontinued operations	(786.6)	24.0	(846.8)	62.0

Total net income (loss) before cumulative effect of change in accounting principle	(825.2)	50.1	(905.1)	330.1
Cumulative effect of change in accounting principle	—	—	(4.3)	—

Net income	$(825.2)	$50.1	$(909.4)	$330.1

Earnings (loss) per share from continuing operations- basic	$(0.20)	$0.15	$(0.32)	$1.75
Earnings per share from discontinued operations- basic	$(4.19)	0.14	(4.71)	0.40
Earnings (loss) per share from cumulative effect of change in accounting principle – basic	—	—	(0.02)	—

Earnings (loss) per share – basic	$(4.39)	$0.29	$(5.05)	$2.15

Total earnings (loss) per share – basic	$(4.39)	$0.29	$(5.05)	$2.15
Total earnings (loss) per share – diluted	$(4.39)	$0.29	$(5.05)	$2.15
Average common shares outstanding – basic	187.8	170.9	179.9	153.2
Average common shares outstanding – diluted	187.8	170.9	179.9	153.3

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TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended December 31,		Year-To-Date December 31,
(thousands)	2003	2002	2003	2002
Revenues	$632,860	$657,144	$2,717,506	$2,635,938

Expenses
Operation	444,809	429,838	1,781,965	1,635,339
Maintenance	46,600	46,033	151,098	157,451
Asset Impairment	40,937	—	145,062	—
Goodwill and Intangible Asset Impairment	27,506	—	122,662	—
Restructuring Charges	13,604	11,566	24,636	17,837
Depreciation	81,077	75,016	321,201	296,992
Taxes, other than income	43,067	42,617	173,265	170,133

Total expenses	697,600	605,070	2,719,889	2,277,752

Income from operations	(64,740)	52,074	(2,383)	358,186

Other income (expense)
Allowance for other funds used during construction	4,112	8,034	19,777	24,928
Other income (expense), net	17,424	(2,485)	59,009	18,935
Loss on Debt Extinguishment	—	(34,125)	—	(34,125)
Contingent Arbitration Reserve	—	—	(32,000)	—
Earnings from equity investments	(7,043)	3,172	(411)	5,500

Total other income (expense)	14,493	(25,404)	46,375	15,238

Interest charges
Interest expense	81,572	31,684	281,450	133,213
Distribution on Preferred Securities	9,987	9,988	39,950	38,900
Allowance for borrowed funds used during construction	(1,588)	(3,103)	(7,638)	(9,627)

Total interest charges	89,971	38,569	313,762	162,486

Income before provision for income taxes	(140,218)	(11,899)	(269,770)	210,938

(Benefit)Provision for income taxes	(87,564)	(38,008)	(162,717)	(57,207)

Net income from continuing operations before minority interest	(52,654)	26,109	(107,053)	268,145
Minority Interest	14,110	—	48,801	—

Net income from continuing operations	(38,544)	26,109	(58,252)	268,145

Discontinued Operations
Income from discontinued operations	(1,225,300)	32,249	(1,323,517)	74,910
Income tax expense (benefit)-discontinued operations	(438,643)	8,274	(476,707)	12,945

Net income from discontinued operations	(786,657)	23,975	(846,810)	61,965

Cumulative effect of a change in accounting principle, net of tax	—	—	(4,344)	—

Net Income	$(825,201)	$50,084	$(909,406)	$330,110

Average common shares outstanding during the period (thousands)	187,829	170,877	179,862	153,202
Earnings per average common share outstanding:
Earnings per share from continuing operations — basic	$(0.20)	$0.15	$(0.32)	$1.75
Earnings per share — basic	$(4.39)	$0.29	$(5.05)	$2.15

Earnings per share from continuing operations — diluted	$(0.20)	$0.15	$(0.32)	$1.75
Earnings per share — diluted	$(4.39)	$0.29	$(5.05)	$2.15

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TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(thousands)	December 31, 2003	December 31, 2002
ASSETS
Current assets
Cash and cash equivalents	$108,228	$411,142
Restricted cash	51,373	1,624
Short-term investments	6	6
Receivables, less allowance for uncollectibles	280,365	422,655
Note receivable	—	235,071
Inventories, at average cost
Fuel	88,215	113,724
Materials and supplies	82,522	96,116
Current derivative asset	21,061	12,442
Prepayments and other current assets	68,653	30,426
Assets held for sale, current	169,358	—

Total current assets	869,781	1,323,206

Property, plant and equipment
Utility plant in service-electric	5,245,634	5,054,354
Utility plant in service-gas	778,159	746,731
Construction work in progress	1,193,252	1,556,838
Other property	844,267	857,403

	8,061,312	8,215,326
Accumulated depreciation	(2,361,161)	(2,751,286)
Valuation adjustment	(21,118)	—

Total property, plant and equipment, net	5,679,033	5,464,040

Other assets
Other investments	16,509	845,290
Investment in unconsolidated affiliates	343,476	149,169
Intangible asset	4,930	11,139
Goodwill	71,188	193,660
Long term derivative asset	—	122
Regulatory asset	188,305	163,234
Deferred income taxes	1,051,509	340,233
Deferred charges and other assets	160,179	147,711
Assets held for sale	2,077,438	—

Total other assets	3,913,534	1,850,558

Total assets	$10,462,348	$8,637,804

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(thousands)	December 31, 2003	December 31, 2002
LIABILITIES AND CAPITAL
Current liabilities
Long-term debt due within one year
Recourse	$6,050	$106,359
Non-recourse	25,496	20,759
Notes payable	37,500	360,500
Accounts payable	313,732	377,426
Current derivative liability	12,045	3,948
Customer deposits	101,405	94,631
Interest accrued	56,634	49,774
Taxes accrued	149,935	95,845
Liabilities associated with assets held for sale, current	1,544,368	—

Total current liabilities	2,247,165	1,109,242

Other liabilities
Deferred income taxes	498,028	495,007
Investment tax credits	22,819	27,496
Regulatory liability	560,227	98,079
Long term derivative liability	—	198
Other deferred credits and other liabilities	364,060	321,459
Liabilities associated with assets held for sale	697,846	—
Long-term debt, less amount due within one year
Recourse	3,660,284	3,112,714
Non-recourse	83,237	211,622
Debt related to preferred securities	649,125	—
Minority interest	1,852	1,179

Capital
Common equity (outstanding 187,792,475 shares in 2003 and 175,841,512 shares in 2002)	1,692,347	2,642,776
Unearned compensation	(14,642)	(31,093)

Total liabilities and capital	$10,462,348	$7,988,679

Book value per share	$9.01	$15.03

more – page 12

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended December 31,		Year-To-Date December 31,
(thousands)	2003	2002	2003	2002
Cash flows from operating activities
Net income	$(825,201)	$50,084	$(909,406)	$330,110

Adjustments to reconcile net income to net cash:
Depreciation	111,190	75,016	382,021	296,992
Deferred income taxes	(596,204)	(29,588)	(709,356)	(96,471)
Investment tax credit, net	(1,169)	(1,431)	(4,677)	(4,815)
Allowance for funds used during construction	(5,700)	(11,137)	(27,415)	(34,555)
Amortization of unearned compensation	5,683	5,285	18,278	13,936
Cumulative effect of a change in accounting principle, pretax	—	—	7,064	—
Gain on sale of business/assets, pretax	(9,041)	(15,106)	(147,534)	(15,106)
Equity in earnings of unconsolidated affiliates	8,060	11,359	13,771	15,306
Minority loss	(14,110)	—	(48,801)	—
Asset impairment, pretax	1,226,616	—	1,330,741	—
Goodwill impairment and intangible asset impairment, pretax	27,506	—	122,662	—
Contingent arbitration reserve, pretax	—	—	32,000	—
Loss on TPGC transaction, pretax	—	—	153,933	—
Deferred recovery clause	(2,771)	(2,985)	(27,266)	72,210
Refunded to customers	—	(254)	—	(6,382)
Receivables, less allowance for uncollectibles	78,906	26,850	96,422	(64,098)
Inventories	(12,498)	(4,883)	7,003	(39,369)
Prepayments and other current assets	20,231	(1,027)	(16,534)	6,272
Taxes accrued	73,441	(6,054)	34,498	24,114
Interest accrued	(25,626)	(29,825)	(60,705)	14,191
Accounts payable	(16,966)	68,973	(17,453)	98,255
Other	16,444	21,130	99,388	45,157

	58,791	156,407	328,634	655,747

Cash flows from investing activities
Capital expenditures	(130,118)	(273,429)	(590,608)	(1,065,179)
Allowance for funds used during construction	5,700	11,137	27,415	34,555
Purchase of minority interest	—	—	—	(9,928)
Net proceeds from sale of assets	20,757	103,276	188,779	103,276
Net proceeds from sale of business	107,718	—	107,718	—
Restricted cash	5	—	(63,453)	—
Investment in unconsolidated affiliates	(1,444)	(7,682)	(30,627)	(7,605)
Other non-current investments	4,284	(183,971)	(32,414)	(715,637)

	6,902	(350,669)	(393,190)	(1,660,518)

Cash flows from financing activities
Dividends	(35,686)	(62,355)	(165,225)	(215,795)
Common stock	800	209,686	136,632	572,574
Proceeds from long-term debt	5,618	373,871	655,060	1,758,396
Minority interest	12,153	—	44,371	—
Restricted cash	26,368	—	(5,850)	—
Repayment of long-term debt	(10,790)	(227,843)	(526,482)	(949,735)
Settlement of joint venture termination obligation	—	—	(33,534)	—
Net increase (decrease) in short-term debt	(360,000)	129,682	(323,000)	(278,400)
Issuance of preferred securities	—	—	—	435,651
Equity contract adjustment payments	(5,082)	(5,083)	(20,330)	(15,247)

	(366,619)	417,958	(238,358)	1,307,444

Net increase (decrease) in cash and cash equivalents	(300,926)	223,696	(302,914)	302,673
Cash and cash equivalents at beginning of period	409,154	187,446	411,142	108,469

Cash and cash equivalents at end of period	$108,228	$411,142	$108,228	$411,142

more – page 13

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

	Three Months Ended December 31,		Year-To-Date December 31,
(in millions)	2003	2002	2003	2002
Revenues (1)

Tampa Electric	$380.1	$385.1	$1,586.1	$1,583.2
Peoples Gas	83.5	81.0	408.4	318.1
TECO Wholesale Generation-Merchant	12.0	29.0	95.9	111.1
TECO Transport	65.1	66.9	260.6	254.6
TECO Coal	70.4	73.0	296.3	317.1
Other unregulated companies	51.1	51.7	190.7	186.2

	662.2	686.7	2,838.0	2,770.3

Other/eliminations	(29.3)	(29.6)	(120.5)	(134.4)

Consolidated revenues	$632.9	$657.1	$2,717.5	$2,635.9

Net income (1) (2)

Tampa Electric (3)	$15.1	$27.3	$98.9	$171.8
Peoples Gas (4)	4.9	6.9	24.5	24.2
TECO Wholesale Generation-Merchant (5)	(27.5)	(8.2)	(147.6)	(7.9)
TECO Transport	2.9	5.2	15.3	21.0
TECO Coal (6)	12.2	17.6	77.1	76.4
Other unregulated companies (7)	(46.5)	(2.3)	(49.0)	18.8
Other/financing/eliminations (8)	0.3	(20.4)	(77.5)	(36.2)

Net income from continuing operations	(38.6)	26.1	(58.3)	268.1

Discontinued operations (1) (9)	(786.6)	24.0	(846.8)	62.0

Cumulative effect of change in accounting principle, net of tax (10)	—	—	(4.3)	—

Net income	$(825.2)	$50.1	$(909.4)	$330.1

Average common shares outstanding during the period (thousands)	187,829	170,877	179,862	153,202

more – page 14

Notes:

1)	All periods have been adjusted to reflect the reclassification of results from operations to discontinued operations for: the Union and Gila River projects (formerly part of TWG Merchant); HPP (formerly part of TWG Non-merchant, which is included in Other unregulated); and TECO Coalbed Methane, Prior Energy and TECO Gas Services (all formerly part of Other unregulated).
2)	Segment net income is reported on a basis that includes internally allocated financing costs.
3)	Net income for the 3-month and 12-month periods ended Dec. 31, 2003 included after tax charges of $4.8 million and $6.1 million, respectively, for restructuring activities. The 12-month period ended Dec. 31, 2003 also included a $48.9 million after tax asset impairment related to turbine purchase cancellations. After tax restructuring charges included in the 3-month and 12-month periods ended Dec. 31, 2002 were $6.4 million and $10.3 million, respectively.
4)	Net income for the 3-month and 12-month periods ended Dec. 31, 2003 included after tax charges of $1.5 million and $2.6 million, respectively, to record expenses associated with restructuring activities.
5)	Net income for the 12-month period ended Dec. 31, 2003 for TWG Merchant operations included a $0.3 million after tax charge for expenses associated with restructuring activities, $61.2 million after tax charges to record goodwill impairments, and a $26.7 million after tax charge associated with the recording of a reserve for an arbitration award against TMDP related to its indirect ownership interest of Commonwealth Chesapeake Power Station. The 3-month and 12-month periods ended Dec. 31, 2002 included a $5.8 million after tax charge related to the sale of its ECKG investments and $0.6 million for restructing costs.
6)	Net income for the 3-month and 12-month periods ended Dec. 31, 2003 included a reversal of $7.0 million of tax credits which were not usable due to insufficient taxable income.
7)	Other unregulated net income for the 3-month and 12-month period ended Dec. 31, 2003 included after tax charges of $49.5 million and $67.7 million, respectively, related to restructuring costs, asset impairment and goodwill impairments, tax credit reversals, and other non-recurring charges.
8)	Net income for the 3-month period ended Dec. 31, 2003 for Other/financing/eliminations included the reversal of $28.5 million of deferred tax credits from previous quarters, and $7.8 million for unallocable interest expense related to TPGC discontinued operations. The 12-month period ended Dec. 31, 2003 included $25.5 million of unallocable TPGC related interest. The 12-month period ended Dec. 31, 2002 included a $20.9 million after tax charge at TECO Energy for debt extinguishment.
9)	Net income for the 3-month and 12-month periods ended Dec. 31, 2003 included $762.0 million in after-tax asset impairment charges associated with the designation of the TPGC projects as discontinued operations. The 12-months ended Dec. 31, 2003 also included an after-tax charge of $94.7 million related to the partnership termination and resulting consolidation of the Union and Gila River stations, $23.5 million after-tax partial gain recognition on the sale of TECO Coalbed Methane’s assets and $34.5 million gain on the sale of Hardee Power Partners. The 12-month period ended Dec. 31, 2002 included a $7.7 million after tax gain on the first portion of the sale of the Coalbed Methane assets.
10)	The 12-month period ended Dec. 31, 2003 included a $3.2 million after tax charge for the cumulative effect of an accounting change to reflect the implementation of FAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and a $1.1 million after-tax charge for the cumulative effect of an accounting change to reflect the adoption of FAS 143, Accounting for Asset Retirement Obligations.

more – page 15

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

Three Months Ended December 31,	Operating Revenues*		Percent Change	Sales — Kilowatt-hours*		Percent Change
	2003	2002		2003	2002
Residential	$180,085	$181,797	(0.9)	1,905,129	1,933,422	(1.5)
Commercial	115,823	113,604	2.0	1,457,839	1,438,187	1.4
Industrial — Phosphate	16,239	18,877	(14.0)	318,519	349,227	(8.8)
Industrial — Other	22,256	21,382	4.1	327,657	312,096	5.0
Other sales of electricity	32,983	30,756	7.2	403,745	377,022	7.1
Deferred and other revenues	(3,462)	(7,710)	(55.1)	—	—	—

	$363,924	$358,706	1.5	4,412,889	4,409,954	0.1
Sales for resale	8,823	17,893	(50.7)	136,366	306,519	(55.5)
Other operating revenue	7,343	8,510	(13.7)	—	—	—

	$380,090	$385,109	(1.3)	4,549,255	4,716,473	(3.5)

Average customers	610,430	594,775	2.6	—	—	—

Retail Output to Line				4,496,823	4,439,674	1.3

Year-To-Date December 31,	Operating Revenues*		Percent Change	Sales — Kilowatt-hours*		Percent Change
	2003	2002		2003	2002
Residential	767,405	753,936	1.8	8,264,748	8,046,430	2.7
Commercial	460,060	459,569	0.1	5,860,214	5,831,617	0.5
Industrial — Phosphate	65,358	74,299	(12.0)	1,276,556	1,378,051	(7.4)
Industrial — Other	88,526	83,766	5.7	1,302,778	1,233,922	5.6
Other sales of electricity	124,865	117,370	6.4	1,538,020	1,435,125	7.2

Deferred and other revenues	(5,208)	(15,757)	(66.9)	—	—	—
	$1,501,006	$1,473,183	1.9	18,242,316	17,925,145	1.8
Sales for resale	41,590	67,669	(38.5)	691,085	1,083,712	(36.2)
Other operating revenue	43,525	42,384	2.7	—	—	—

	$1,586,121	$1,583,236	0.2	18,933,401	19,008,857	(0.4)

Average customers	604,900	590,199	2.5	—	—	—

Retail Output to Line				19,209,915	18,860,187	1.9

*	Thousands

more – page 16

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

Three Months Ended December 31,	Operating Revenues*		Percent Change	Therms*		Percent Change
	2003	2002		2003	2002
By Customer Segment:
Residential	$25,495	$21,861	16.6	14,833	16,006	(7.3)
Commercial	34,390	31,804	8.1	90,637	83,257	8.9
Industrial	2,618	3,166	(17.3)	56,760	60,066	(5.5)
Off System Sales	10,896	14,430	(24.5)	27,848	31,504	(11.6)
Power generation	2,493	2,608	(4.4)	77,867	100,718	(22.7)
Other revenues	7,634	7,180	6.3	—	—	—

	$83,526	$81,049	3.1	267,945	291,551	(8.1)

By Sales Type:
System supply	$56,242	$54,387	3.4	63,668	70,503	(9.7)
Transportation	19,650	19,482	0.9	204,277	221,048	(7.6)
Other revenues	7,634	7,180	6.3	—	—	—

	$83,526	$81,049	3.1	267,945	291,551	(8.1)

Average customers	295,651	281,090	5.2	—	—	—

Year-To-Date December 31,	Operating Revenues*		Percent Change	Therms*		Percent Change
	2003	2002		2003	2002
By Customer Segment:
Residential	$105,668	$76,613	37.9	64,218	60,237	6.6
Commercial	143,687	122,336	17.5	354,821	327,639	8.3
Industrial	10,393	12,453	(16.5)	220,158	247,203	(10.9)
Off System Sales	104,506	67,868	54.0	186,094	176,555	5.4
Power generation	10,116	11,374	(11.1)	363,693	492,558	(26.2)
Other revenues	34,046	27,464	24.0	—	—	—

	$408,416	$318,108	28.4	1,188,984	1,304,192	8.8

By Sales Type:
System supply	$298,231	$214,636	38.9	337,274	332,504	1.4
Transportation	76,139	76,008	0.2	851,710	971,688	(12.3)
Other revenues	34,046	27,464	24.0	—	—	—

	$408,416	$318,108	28.4	1,188,984	1,304,192	(8.8)

Average customers	291,919	277,530	5.2	—	—	—

*	Thousands

more – page 17